Exhibit 8.1

[Latham & Watkins LLP Letterhead]

August 22, 2005

Pan Pacific Retail Properties, Inc.

1631-B South Melrose Drive

Vista, California 92083

Re:	Pan Pacific Retail Properties, Inc.

$100,000,000 Aggregate Principal Amount of 5.25% Notes due September 1, 2015

Ladies and Gentlemen:

We have acted as special tax counsel to Pan Pacific Retail Properties, Inc., a Maryland corporation (the “Company”), in connection with the registration by the Company of up to $100,000,000 aggregate principal amount of 5.25% Notes due September 1, 2015 (the “Securities), under the Indenture dated as of April 6, 2001 between the Company and The Bank of New York Trust Company, N.A. f/k/a The Bank of New York, as trustee, and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 18, 2003 (Registration No. 333-106250), as amended to date (the “Registration Statement”), the related prospectus dated January 13, 2004 (the “Base Prospectus”), and a prospectus supplement dated August 17, 2005 (the “Prospectus Supplement”) (the Base Prospectus, as supplemented and amended by the Prospectus Supplement, being referred to in this opinion as the “Prospectus”).

You have requested our opinion concerning certain of the federal income tax considerations relating to the Company. This opinion is based on various facts and assumptions, including the facts set forth in the Registration Statement and the Prospectus concerning the business, assets and governing documents of the Company and its subsidiaries. We have also been furnished with, and with your consent have relied upon, certain representations made by the Company and its subsidiaries with respect to certain factual matters through a certificate of an authorized officer of the Company, dated as of the date hereof (the “Officer’s Certificate”). With your permission, we have assumed the accuracy of the opinion of Venable LLP, counsel for the Company, dated August 22, 2005, with respect to certain matters of Maryland law.

In our capacity as tax counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. For the purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in the above referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us which

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are qualified as to knowledge or belief, without regard to such qualification. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein only as to the federal income tax laws of the United States, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, assumptions and representations, it is our opinion that, as of the date hereof:

1. The statements in the Prospectus set forth under the caption “Material U.S. Federal Income Tax Considerations” insofar as they purport to summarize certain provisions of the agreements, statutes or regulations referred to therein, are accurate summaries in all material respects.

2. Beginning with its taxable year ended December 31, 1997, the Company has been organized in conformity with the requirements for qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”) and its method of operation has enabled, and its proposed method of operation will enable, the Company to meet the requirements for taxation as a real estate investment trust under the Code beginning with its taxable year ended December 31, 1997.

No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the Registration Statement, Prospectus or Officer’s Certificate may affect the conclusions stated herein. As described in the Prospectus, the Company’s qualification and taxation as a real estate investment trust depends upon the Company’s ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements.

This opinion is rendered only to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K dated August 17, 2005 (the “8-K”). This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent. We consent to your filing this opinion as an exhibit to the 8-K disclosing the offering of the

August 22, 2005

Securities, to the discussion of this opinion in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” and to the reference to our firm name in the Prospectus under the captions “Legal Matters” and “Material U.S. Federal Income Tax Considerations”. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP